Exhibit 99.3

Alexandria Real Estate Equities, Inc. Announces the Elevation of Joel S. Marcus to Full-Time Executive Chairman

PASADENA, Calif., March 22, 2018 — Alexandria Real Estate Equities, Inc. (NYSE: ARE), an urban office REIT uniquely focused on collaborative life science and technology campuses in AAA innovation cluster locations, today announced that its board of directors has elevated Joel S. Marcus, chairman, chief executive officer and founder, to full-time executive chairman, effective April 23, 2018. Mr. Marcus co-founded Alexandria in 1994 and as CEO guided the company to its initial public offering (IPO) in 1997. Following his completion of two decades as the company’s longstanding CEO, he achieved the uncommon industry milestone of seeing the company he founded reach its 20th anniversary as a New York Stock Exchange listed company.

“Leading Alexandria since its inception, Joel has created an industry-leading REIT through his visionary leadership, his tireless dedication to the company and his unmatched passion for the life science and technology industries,” said Steven Hash, lead independent director of Alexandria Real Estate Equities, Inc. “It is an honor to work alongside Joel, and the board is very pleased that he will continue to actively guide the strategic growth of the company as full-time executive chairman.”

As full-time executive chairman, Mr. Marcus’s role will include, inter alia, continuing to lead the overall vision for Alexandria’s mission, strategy and growth; the development of its talent and culture; and the performance of initiatives furthering the company’s operational excellence. He will also be responsible for overseeing Alexandria’s strategic corporate and regional growth, including the company’s five-year strategic growth plan and the New York City region’s strategic operations. In addition, Mr. Marcus will continue to lead Alexandria’s venture investment activity, life science ecosystem development and growth, thought leadership platform and corporate responsibility initiatives. Upon Mr. Marcus’s elevation to full-time executive chairman, Mr. Stephen A. Richardson and Mr. Peter M. Moglia will begin serving as the company’s co-chief executive officers and will report to Mr. Marcus and the board of directors.

“It has been a tremendous honor and privilege to have built and led a pioneering, best-in-class company with a unique mission and business model that continue to set us apart from all other office REITs,” said Mr. Marcus. “We are as committed as ever to supporting the life science and technology industries in pursuit of advancing human health. To aid in our mission-critical efforts, we founded Alexandria Venture Investments to invest in promising technologies that positively affect the lives of patients; created a thought leadership platform to convene our world-class global network to drive progress; and initiated our corporate responsibility program to support environmental initiatives and an array of non-profit organizations. I am incredibly thankful for our committed and talented team—the Alexandria family—without whom we could not have accomplished such extraordinary success and growth. We are all aligned in purpose and will continue to build the future of life-changing innovation through strategic growth and operational excellence.”

In speaking to his deep understanding of Alexandria’s business and what makes it successful, Jim Collins, renowned author and business strategist, has said, “Alexandria has achieved the three outputs that define a great company: Superior Results, Distinctive Impact and Lasting Endurance. Alexandria’s success flows from disciplined focus on what it can be the best in the world at, disciplined insight into what drives its economic engine and people passionate about the company’s purpose.”

Under Mr. Marcus’s vision and strategic leadership, the company has grown from a garage startup with $19 million in Series A capital to its IPO just over three years after its founding to an S&P 500® company with over $1 billion in annual revenue as of December 31, 2017, an approximately $18 billion total market capitalization and a total shareholder return (TSR) of nearly 1,350% since the company’s IPO in 1997, assuming reinvestment of dividends—outperforming various indices, including the MSCI US REIT (555% TSR) and the S&P 500 (363% TSR), over the same time period. These benchmarks highlight the company’s exceptional growth, which has been guided by its mission-driven focus and was catalyzed by the strategic decision executed during 2004—2006 to pursue its cluster campus strategy in Cambridge, Mission Bay and New York City. In addition to resulting in superior TSR, the strategy positioned the company as the leader in developing collaborative life science and technology ecosystems to foster the innovation needed to advance human health, solve hunger and improve the quality of people’s lives.

About Alexandria Real Estate Equities, Inc.

Alexandria Real Estate Equities, Inc. (NYSE: ARE), an S&P 500® company, is an urban office REIT uniquely focused on collaborative life science and technology campuses in AAA innovation cluster locations, with a total market capitalization of $17.9 billion and an asset base in North America of 29.6 million SF as of December 31, 2017. The asset base in North America includes 22.0 million RSF of operating properties, including 1.7 million RSF of development and redevelopment of new Class A properties currently undergoing construction. Additionally, the asset base in North America includes 7.6 million SF of future development projects, including 1.6 million SF of near-term projects undergoing marketing for lease and pre-construction activities and 3.8 million SF of intermediate-term development projects. Founded in 1994, Alexandria pioneered this niche and has since established a significant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland and Research Triangle Park. Alexandria has a longstanding and proven track record of developing Class A properties clustered in urban life science and technology campuses that provide its innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity and success. Alexandria also provides strategic risk capital to transformative life science and technology companies through its venture capital arm. We believe our unique business model and diligent underwriting ensure a high-quality and diverse tenant base that results in higher occupancy levels, longer lease terms, higher rental income, higher returns and greater long-term asset value. For additional information on Alexandria, please visit www.are.com.

CONTACT: Joel S. Marcus, Chief Executive Officer, Alexandria Real Estate Equities, Inc., (626) 578-9693

###